Exhibit 99.1

Caterpillar Financial Services Corporation
2Q 2021 Earnings Release
July 30, 2021

FOR IMMEDIATE RELEASE

Cat Financial Announces Second-Quarter 2021 Results
Cat Financial reported second-quarter 2021 revenues of $646 million, an increase of $5 million, or 1%, compared with the second quarter of 2020. Second-quarter 2021 profit was $142 million, an increase of $83 million, or 141%, compared with the second quarter of 2020.
The increase in revenues was primarily due to a $17 million favorable impact from returned or repossessed equipment and a $7 million favorable impact from higher average earning assets, partially offset by an $18 million unfavorable impact from lower average financing rates.
Second-quarter 2021 profit before income taxes was $189 million, an increase of $100 million, or 112%, compared with the second quarter of 2020. The increase was primarily due to a $75 million decrease in provision for credit losses, a $25 million increase in net yield on average earning assets and a $17 million favorable impact from returned or repossessed equipment. These favorable impacts were partially offset by a $31 million increase in general, operating and administrative expenses, mostly due to higher short-term incentive compensation expense.
The provision for income taxes reflected an estimated annual tax rate of 25% in the second quarter of 2021, compared with 27% in the second quarter of 2020.
During the second quarter of 2021, retail new business volume was $3.52 billion, an increase of $786 million, or 29%, from the second quarter of 2020. The increase was mainly driven by higher volume in North America, EAME and Mining, partially offset by a decrease in Caterpillar Power Finance.
At the end of the second quarter of 2021, past dues were 2.58%, compared with 3.74% at the end of the second quarter of 2020. Past dues decreased across all portfolio segments as global markets generally improved. Write-offs, net of recoveries, were $54 million for the second quarter of 2021, compared with $30 million for the second quarter of 2020. As of June 30, 2021, the allowance for credit losses totaled $402 million, or 1.46% of finance receivables, compared with $441 million, or 1.64% of finance receivables, at March 31, 2021. The allowance for credit losses at year-end 2020 was $479 million, or 1.77% of finance receivables.

"We were pleased with the continued improvement in portfolio health and strong performance of our business during the second quarter, reflecting good operational execution by the global Cat Financial team," said Dave Walton, president of Cat Financial and vice president with responsibility for the Financial Products Division of Caterpillar Inc. "Our team remains focused on executing the strategy to help Caterpillar customers and dealers succeed through financial services solutions."
About Cat Financial
Celebrating 40 years in 2021, Cat Financial is a subsidiary of Caterpillar, the world’s leading manufacturer of construction and mining equipment, diesel and natural gas engines, industrial gas turbines, and diesel-electric locomotives. Cat Financial provides a wide range of financing solutions to customers and Cat® dealers for machines, engines, Solar® turbines, genuine Cat parts and services. Headquartered in Nashville, Tennessee, Cat Financial serves customers globally with offices and subsidiaries located throughout North and South America, Asia, Australia, Europe, Africa and the Middle East. Visit cat.com to learn more about Cat Financial.

Caterpillar media contact: Kate Kenny, 309-361-9333 or Kenny_Kate@cat.com

STATISTICAL HIGHLIGHTS:

SECOND-QUARTER 2021 VS. SECOND-QUARTER 2020
(ENDED JUNE 30, EXCEPT TOTAL ASSETS)
(Millions of dollars)

	2021	2020	CHANGE
Revenues	$646	$641	1%
Profit Before Income Taxes	$189	$89	112%
Profit (excluding profit attributable to noncontrolling interests)	$142	$59	141%
Retail New Business Volume	$3,524	$2,738	29%
Total Assets at June 30 and December 31, respectively	$32,541	$31,991	2%

SIX-MONTHS 2021 VS. SIX-MONTHS 2020
(ENDED JUNE 30)
(Millions of dollars)

	2021	2020	CHANGE
Revenues	$1,285	$1,336	(4)%
Profit Before Income Taxes	$385	$216	78%
Profit (excluding profit attributable to noncontrolling interests)	$282	$149	89%
Retail New Business Volume	$6,333	$5,050	25%

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this press release relate to future events and expectations and are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as "believe," "estimate," "will be," "will," "would," "expect," "anticipate," "plan," "project," "intend," "could," "should" or other similar words or expressions often identify forward-looking statements. All statements other than statements of historical fact are forward-looking statements, including, without limitation, statements regarding our outlook, projections, forecasts or trend descriptions. These statements do not guarantee future performance and speak only as of the date they are made, and we do not undertake to update our forward-looking statements.

Cat Financial's actual results may differ materially from those described or implied in our forward-looking statements based on a number of factors, including, but not limited to: (i) disruptions or volatility in global financial markets limiting our sources of liquidity; (ii) failure to maintain our credit ratings and potential resulting increases to our cost of borrowing and adverse effects on our cost of funds, liquidity, competitive position and access to capital markets; (iii) changes in interest rates, currency fluctuations or market liquidity conditions; (iv) an increase in delinquencies, repossessions or net losses of our customers; (v) residual values of leased equipment; (vi) our compliance with financial and other restrictive covenants in debt agreements; (vii) government monetary or fiscal policies; (viii) political and economic risks, commercial instability and events beyond our control in the countries in which we operate; (ix) demand for Caterpillar products; (x) marketing, operational or administrative support received from Caterpillar; (xi) our ability to develop, produce and market quality products that meet our customers’ needs; (xii) information technology security threats and computer crime; (xiii) alleged or actual violations of trade or anti-corruption laws and regulations; (xiv) new regulations or changes in financial services regulations; (xv) additional tax expense or exposure; (xvi) changes in accounting guidance; (xvii) the ongoing global coronavirus pandemic; and (xviii) other factors described in more detail in Cat Financial's Forms 10-Q, 10-K and other filings with the Securities and Exchange Commission.